SCHEDULE A
                                     TO THE
                          ACCOUNTING SERVICES AGREEMENT
                                     BETWEEN
                         WORLD FUNDS TRUST (THE "TRUST")
                                       AND
                   COMMONWEALTH FUND ACCOUNTING, INC. ("CFA")

                            DATED AS OF MAY 31, 2013

                              VIRGINIA EQUITY FUND
                              --------------------

Compensation to be Paid to CFA:
------------------------------

A. For accounting services, CFA shall be paid monthly at the following annual rates:

Name of Fund                      Accounting Services Fee
Virginia Equity Fund              0.05% on the average daily net assets on
                                  assets up to $100 million, 0.03% of daily
                                  net assets on assets over $100 million, with
                                  a $25,000 annual minimum fee.

B. It is anticipated that the Trust's security trading activity will remain on average less than 100 trades per month, per Fund. Should the Trust's security trading activity exceed an average of 100 trades per month per Fund, an additional fee of $2.50 per trade (for trades in excess of 100 per month) may apply.

C. The Trust will pay CFA on a current and ongoing basis for CFA's reasonable time and costs required for the correction of any errors or omissions, except errors or omissions resulting from service providers affiliated with CFA, in the Accounts and Records delivered, or the information provided, to CFA by the Trust. Any such payment shall be in addition to the fees and charges described above, provided that approval of the amount of such payments shall be obtained in advance by CFA from the Trust if and when such additional charges would exceed five percent of the usual charges payable for a period under this Agreement.

D. Fund management will monitor the expense accrual procedures for accuracy and adequacy based on outstanding liabilities monthly, and promptly communicate to CFA any adjustment needed.